Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the use in this Amendment No. 1 to Registration Statement (No. 333-175794) on Form S-1 of Emisphere Technologies, Inc. of our reports dated March 31, 2011, relating to our audits of the financial statements, as of December 31, 2010 and 2009 and for the years then ended and of internal control over financial reporting as of December 31, 2010, appearing in the Prospectus, which is part of this Registration Statement. Our report dated March 31, 2011, relating to the financial statements includes an emphasis paragraph relating to an uncertainty as to the Company’s ability to continue as a going concern.
Our report dated March 31, 2011, on the effectiveness of internal control over financial reporting as of December 31, 2010, expressed an opinion that Emisphere Technologies, Inc. had not maintained effective internal control over financial reporting as of December 31, 2010, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission.
We also consent to the reference to our firm under the caption “Experts” in such Prospectus.
/s/ McGladrey & Pullen, LLP
New York, New York
October 7, 2011